Exhibit 99.1

Ener1, Inc. Reports Q1 2008 Results

Ft. Lauderdale, FL (May 12, 2008) – Ener1, Inc. (AMEX: HEV), an energy storage solutions company, today reported first-quarter 2008 financial results.

Highlights from Q1 financial and operational results including significant events that occurred after the end of the quarter:

•	We began trading on the American Stock Exchange under trading symbol “HEV” on May 8

•	We continued to meet our delivery milestones for Think and recently delivered three functional electric vehicle lithium-ion battery prototypes to Think under the supply agreement on April 30. This equates to $575,000 in revenues

•	All convertible debt and preferred stock has been converted as of March 31. Company is now debt-free

•	Positive shareholders equity of $12 million

•	Strong liquidity of $19.1 million, of which cash was $13.6 million at March 31. Deposits for equipment was $5.5 million, which we plan to replace with equipment lease financing. Finally, an additional $6.5 million of cash has already been received in April and May from early warrant exercises, the remainder of the $43 million of cash is expected to be received by May 19 as long as the warrants remain in the money

•	Public float increased to 34%

•	Increase in average daily trading volume

•	$8 million in equipment orders placed to ready for production of electric vehicle batteries for the Think City EV

“The year’s first quarter was characterized by full execution on our financial and operational goals in our advanced automotive battery subsidiary and throughout the company,” said Ener1 Chairman Charles Gassenheimer. “We set aggressive targets for 2008, including resetting our balance sheet and executing on key business relationships, culminating in the completion of Ener1’s listing on the Amex. Listing on a major stock exchange is a landmark event for Ener1, as we complete our transition from an R&D to a products and solutions company in the rapidly evolving business of energy storage. We also delivered working prototypes of batteries for the Think City vehicle, which is another fulfilled milestone for our engineering team. We look forward to displaying a Think battery pack at the Advanced Automotive Battery Conference this week in Tampa, Florida.”

Management will host a conference call this morning at 10:00a.m. Eastern Standard Time to discuss these results & Ener1’s strategic outlook for 2008. To participate in the conference call, please dial (888) 713-4215 from within the United States, or (617) 213-4867 from outside the United States. The participant pass code is 32064303. A recording of the call will be available until May 19, 2008. To access the recording, please dial (888) 286-8010 from within the United States, or (617) 801-6888 from outside the United States. The participant pass code is 96410734.

About Ener1, Inc.
Ener1, Inc. (AMEX: HEV) is an energy storage solutions company that is developing and commercializing advanced, high-performance safe lithium-ion (Li-ion) batteries for hybrid electric vehicles (HEVs), plug-in HEVs (PHEVs) and electric vehicles (EVs). Ener1 is also developing commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary. For more information, visit http://www.ener1.com and http://www.enerdel.com or call (212) 920-3500.

Contact:
Rachel Carroll
VP Corporate Communications
P: 212 920 3500*105
E: rcarroll@ener1.com

ENER1, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 31,	December 31, 2007
	2008
ASSETS

Current assets

Cash	$13,620	$24,826

Accounts receivable	1,106	102

Other current assets	578	702

Total current assets	15,304	25,630

Property and equipment, net	4,482	4,287

Equipment deposits and restricted cash	5,519	—

Other assets	711	1,384

Total assets	$26,016	$31,301

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities

Accounts payable and accrued expenses	4,369	3,798

Derivative liabilities	—	10,144

Other current liabilities	85	315

Total current liabilities	4,454	14,257

Convertible notes, advances and accrued interest due to related party,

net of discounts of $0 and $5,250, respectively	—	8,315

2004 senior convertible debentures, net of discount of $0 and

and $3,597, respectively	—	6,037

2005 senior convertible debentures, net of discount of $0 and

$940, respectively	—	1,141

Total liabilities	4,454	29,750

EnerDel, Inc. Series A Redeemable Preferred Stock, 8,000 shares

issued and outstanding; liquidation preference $8,000	9,157	8,577

STOCKHOLDERS’ EQUITY (DEFICIT)	12,405	(7,026)

Total liabilities and stockholders’ equity (deficit)	$26,016	$31,301

The shares of common stock authorized and issued and outstanding as of March 31, 2008 and December 31, 2007 have been adjusted to reflect a 1 for 7 reverse stock split effective April 24, 2008.

ENER1, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

	Three Months Ended March 31,
	2008	2007
Net sales	$97	$39

Operating expenses

General and administrative	2,582	1,884

Research and development, net	3,065	2,456

Depreciation and amortization	107	110

Total operating expenses	5,754	4,450

Loss from operations	(5,657)	(4,411)

Other income (expense):

Interest expense	(11,625)	(3,352)

Gain on derivative liabilities	3,936	579

Other, net	198	(75)

Total other expense	(7,491)	(2,848)

Loss before income taxes	(13,148)	(7,259)

Minority interest	(580)	(458)

Net loss	(13,728)	(7,717)

Preferred stock dividends	—	(516)

Net loss attributable to common shareholders	$(13,728)	$(8,233)

Net loss per share: basic and diluted	$(0.15)	$(0.13)

Weighted average shares outstanding: basic and diluted	93,369	62,728

Share and per share data for the three months ended March 31, 2008 and 2007 have been adjusted to reflect a 1 for 7 reverse stock split effective April 24, 2008.